CONTACTS:
Mike El-Hillow	Cathy Kawakami
Executive Vice President, Chief Financial Officer	Director, Corporate and Investor Relations
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970-407-6570	970-407-6732
mike.el-hillow@aei.com	cathy.kawakami@aei.com

FOR IMMEDIATE RELEASE

ADVANCED ENERGY RECEIVES NOTIFICATION OF POTENTIAL NASDAQ DELISTING
DUE TO LACK OF AUDITOR ATTESTATION ON INTERNAL CONTROL UNDER SARBANES-OXLEY SECTION 404
WILL REQUEST HEARING

FORT COLLINS, Colo., May 9, 2005 — Advanced Energy Industries, Inc. (Nasdaq: AEIS) today announced it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market on May 6, 2005 indicating that Advanced Energy is not in compliance with the filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14) due to the lack of an attestation on internal control from its independent auditor under Section 404 of the Sarbanes-Oxley Act. Unless Advanced Energy requests a hearing in accordance with the Nasdaq Marketplace Rule 4800 Series, Advanced Energy’s common stock is subject to delisting from The Nasdaq Stock Market, effective May 17, 2005.

Advanced Energy will request such a hearing before a Nasdaq Listing Qualifications Panel. According to Nasdaq Marketplace Rules, the hearing request will stay the delisting of Advanced Energy’s securities pending the Nasdaq Listing Qualifications Panel’s decision.

Advanced Energy understands that until this issue is resolved, the fifth character “E” will be appended to its trading symbol, thereby changing its trading symbol to AEISE, as of the opening of business on May 10, 2005.

Nasdaq Marketplace Rule 4310(c)(14) requires Advanced Energy to file with The Nasdaq Stock Market copies of all reports and other documents filed or required to be filed with the Securities and Exchange Commission (SEC) on or before the date they are filed with the SEC. The Nasdaq letter contends that Advanced Energy has not complied with this requirement, because Advanced Energy’s Annual Report on Form 10-K for the year ended December 31, 2004 did not contain an opinion from Advanced Energy’s independent auditor relating to management’s assessment of internal control over financial reporting. The report from Advanced Energy’s independent auditor relating to internal control over financial reporting, which is included in Advanced Energy’s 2004 Form 10-K, states that the auditor is not able to express an opinion on management’s assessment or on the effectiveness of Advanced Energy’s internal control over financial reporting.

Advanced Energy believes that the inclusion of the independent auditor’s report in the 2004 Form 10-K constitutes compliance with Rule 4310(c)(14) and intends to present its arguments at the hearing before the Nasdaq Listing Qualifications Panel. The Company is also working with its independent auditors to resolve this issue. There can be no assurance that the Nasdaq Listing Qualifications Panel will determine that Advanced Energy is in compliance with Rule 4310(c)(14) or otherwise grant Advanced Energy’s request for continued listing.

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